EXHIBIT 3.41
STATE OF NEW JERSEY DEPARTMENT OF TREASURY FILING CERTIFICATION (CERTIFIED COPY)
ATLANTIC- DEAUVILLE INC.
I, the Treasurer of the State of New Jersey, do hereby certify, that the above named business did file and record in this department the below listed document(s) and that the foregoing is a true copy of the Certificate of Incorporation as the same is taken from and compared with the original(s) filed in this office on the date set forth on each instrument and now remaining on file and of record in my office.
IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my Official Seal at Trenton, this 16th day of October, 2006
/s/ Bradley Abelow
Bradley Abelow
State Treasurer

ATLANTIC-DEAUVILLE INC.

CERTIFICATE OF INCORPORATION

We, the undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the Revised Statutes of New Jersey, Title 11 Corporations, General, do hereby certify as follows:

Name.	I. The corporate name is ATLANTIC-DEAUVILLE INC.

Registered Office.	II. The registered office of the corporation is The Deauville Hotel, Atlantic City, Atlantic County, New Jersey. [ILLEGIBLE]

Principal Objects.	III. The objects for which the corporation is established are primarily:

To purchase, lease, build, construct, establish, maintain, conduct, operate, manage, let, license and otherwise turn to account, cabins, camps, cottages, motor courts, motels, inns, hotels, lodges and other facilities for the housing, lodging, accommodations and convenience of motor travelers, motor vacationists, tourists and others, and to carry on any business connected therewith.

To establish, maintain, operate, lease, let and otherwise turn to account night clubs, cabarets, restaurants, lunch counters, booths, shops and other establishments for the manufacture, sale, dispensing and distribution of food, liquors, both alcoholic and non-alcoholic, refreshments, cigars, cigarettes, candy, novelties, souvenirs and kindred wares and merchandise.

To establish, maintain, operate, lease, let and otherwise turn to account garages, service stations and other facilities for the parking, storing, repairing, caring for and servicing of automobiles, motor trucks and airplanes; and dealing in and supplying gasoline, oil and other supplies and equipment incidental to the operation of automobiles, motor trucks and airplanes.

To acquire, by purchase, lease or otherwise, and to hold, own, use, mortgage, lease, rent, deal in or otherwise turn to account, any real estate, buildings, machinery, tools, equipment, goods, wares and merchandise used in any way in connection with the foregoing objects or otherwise.

Subsidiary Purposes and Powers.	As subsidiary to and in connection with the foregoing from time to time the corporation may:
Manufacture, purchase or otherwise acquire goods, wares, merchandise and personal property of every class and description, and hold, own, mortgage, sell or otherwise dispose of, trade, deal in and deal with the same.

Acquire and undertake the good-will, property, rights, franchises, contracts and assets of every manner and kind and the liabilities of any person, firm, association or corporation, either wholly or in part, and pay for the same in cash, stock or bonds of the corporation, or otherwise.

Enter into, make, perform and carry out contracts of every kind and for any lawful purpose with any person, firm, association or corporation.

Issue bonds, debentures or obligations of the corporation, and at the option of the corporation to secure the same by mortgage, pledge, deed of trust or otherwise.

Acquire, hold, use, sell, assign, lease, grant, licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patents, patent rights, licenses and privileges, inventions, improvements and processes, trade-marks and trade names, relating to or useful in connection with any business of the corporation.

Hold, purchase or otherwise acquire, sell, assign, transfer, mortgage pledge or otherwise dispose of shares of the capital stocks and bonds, debentures or other evidences of indebtedness created by other corporation or corporations, and, while the holder thereof, exercise all the rights and privileges of ownership, including the right to vote thereon.

Purchase, hold and reissue the shares of its capital stock, its bonds or other securities.

Remunerate any person or corporation for services rendered, or to be rendered, in placing or assisting to place or guaranteeing the placing or underwriting of any of the shares of stock of the corporation, or any debentures, bonds or other securities of the corporation, or in or about the formation or promotion of the corporation, or in the conduct of its business.

With a view to the working and development of the properties of the corporation, and to effectuate, directly or indirectly, its objects and purposes, or any of them, the corporation may, in the discretion of the directors, from time to time carry on any other lawful business, manufacturing or otherwise, to any extent and in any manner not unlawful.

The corporation may conduct business in the State of New Jersey and elsewhere, including any of the states, territories, colonies or dependencies of the United States, the District of Columbia, and any and all foreign countries, have one or more offices therein, and therein to hold, purchase, mortgage, lease, let and convey real and personal property, except as and when forbidden by local laws.

The foregoing clauses shall be construed both as objects and powers, but no recitation, expression or declaration of specific or special powers or purposes herein enumerated shall be deemed to be exclusive; but it is hereby expressly declared that all other lawful powers not inconsistent therewith are hereby included.

Capital Authorized.	IV. The corporation is authorized to issue capital stock to the extent of Twenty-five Hundred (2500) shares without par value.

The shares of capital stock without nominal or par value, may be issued from time to time for such consideration as may be fixed and determined from time to time by the Board of Directors, and any and all such shares so issued when the consideration thereof, fixed by the Board of Directors, has been fully paid or delivered, shall be full paid stock and not liable to any further call or assessment thereon.

Capital Subscribed.	V. The names and post-office address of the incorporators and the number of shares subscribed for by each, being the amount of capital stock with which this corporation will commence business, are as follows:

	Name	Address	No. of shares

	Ira S. Pimm, Jr.	926 Land Title Bldg. Philadelphia, Pa.	8

	Charles A. Adami	926 Land Title Bldg. Philadelphia, Pa.	1

	Standish P. Hansell	926 Land Title Bldg. Philadelphia, Pa.	1

Limitation on Stock- holders’ power to examine Stock and Transfer Books.	VI. The corporation shall keep at its registered office in this State the transfer Books, in which the transfers of stock shall be registered, and the stock books, which shall contain the names and addresses of the stockholders and the number of shares held by them respectively, which shall at all times during the usual hours for business be open to the inspection of a stockholder in person with respect to his interest as such stockholder, or for a purpose germane to his status as such, upon application in writing to the registered agent of the corporation in charge of such office and having the custody of [ILLEGIBLE] books, but the registered agent may refuse to permission of any stockholder to examine the same(except as to the entries affecting the shares owned by such stockholder), unless and until satisfied that such examination and the information to be acquired thereby are for a legitimate purpose and not for a purpose hostile to the interest of the corporation or its individual stockholder, and the determination of the registered agent shall be final, conclusive and binding upon all stockholders and all persons claiming under such stockholders.

Regulations Respecting Directors.	VII. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors are expressly authorized:

	To hold their meetings, to have one or more offices, and to keep the books of the corporation within or, except as otherwise provided by statute, without the State of New Jersey, at such places as may from time to time be designated by them.

	To determine from time to time whether, and, if allowed, under what conditions and regulations the accounts and books of the corporation shall be open to the inspection of the stockholders, and the stockholders’ rights in this respect are and shall be restricted or limited accordingly, and no stockholder shall have any right to inspect any account or book or document of the corporation, except as conferred by statute or authorized by the Board of Directors or by resolution of the stockholders.

	To make, alter, amend and rescind the By-Laws of the corporation, to fix, determine from time to time and vary the amount to be reserved as working capital, to determine the time for the declaration and payment and the amount of each dividend on the stock, to determine and direct the use and disposition of any surplus or net profits, and to authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation, provided always that a majority of the whole Board concur therein.

	Pursuant to the affirmative vote of the holders of a majority of the stock issued and outstanding, at a stockholders’ meeting duly convened, to sell, assign, transfer or otherwise dispose of the property, including the franchises of the corporation as an entirety, provided always that a majority of the whole Board concur therein.

	To appoint additional officers of the corporation, including one or more vice-presidents, one or more assistant treasurers and one or more assistant secretaries; and, to the extent provided in the By-Laws, the persons so appointed shall have and may exercise all the powers of the president, of the treasurer and of the secretary respectively.

	By a resolution passed by a majority vote of the whole Board, under suitable provisions of the By-Laws, to designate two or more of their number to constitute an Executive Committee, which committee shall, for the time being, as provided in said resolution, or in the By-Laws, have and exercise any or all the powers of the Board of Directors, which may be lawfully delegated, in the management of the business and affairs of the corporation, and shall have power to authorize the seal of the corporation to be affixed to all papers which may require it.

	The Board of Directors and the Executive Committee shall, except as otherwise provided by law, have power to act in the following manner, viz.: a resolution in writing, signed as affirmatively approved by all the members of the Board of Directors or by all the members of the Executive or other Committee, and thereafter with original or with duplicated signatures inserted in the recorded minutes and properly dated, shall be deemed to be action by such Board or such Committee, as the case may be, to the extent therein expressed, with the same force and effect as if the same had been duly passed by the same vote at a regularly convened meeting.

	Subject to the foregoing provision the By-Laws may prescribe the number of directors to constitute a quorum at their meetings, and such number may be less than a majority of whole number.

     The corporation reserves the right to amend, alter, change, or repeal any provision contained in this certificate in the manner now or hereafter prescribed by statute for the amendment of the certificate of incorporation.
     IN WITNESS WHEREOF, we have hereunto set our hands and seal this 6th day of July        , 1965.

[ILLEGIBLE]

     WITNESS to the foregoing signatures
     [ILLEGIBLE]
STATE OF PENNSYLVANIA
COUNTY OF PHILADELPHIA
     BE IT REMEMBERED that on this 6th day of July, A. D. One thousand nine hundred and sixty-five, before the undersigned, a Notary Public for the State and County aforesaid, personally appeared Ira S. Pimm, Jr., Charles A. Adami and Standish F. Hansell,
who I am satisfied are the persons named in and who executed the foregoing certificate, and I having first made known to them, and each of them, the contents thereof, they did each acknowledge that they signed, sealed and delivered the same as their voluntary act and deed.

[ILLEGIBLE] NOTARY PUBLIC My Commission Expires Jan. 7, 1967 PHILA. CO. PHILA. PA.